Long An Law Firm

Suite 903, West Tower

560 Zhangyang Road, Shanghai

P. R. China 200122

May 9, 2008

Yuhe International, Inc.
301 Hailong Street, Hanting District, Weifang,
Shandong Province
The People's Republic of China

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We hereby consent to the filing of our opinion, dated March 12, 2008 delivered in connection with the Securities Purchase Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Bright Stand International Limited, Weifang Yuhe Poultry Co., Ltd., the selling stockholder thereto, and the Investors thereto, as an Exhibit to your Registration Statement on Form S-1. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

LONG AN LAW FIRM